Exhibit 99.1

MOD-PAC CORP. Earnings per Share Increases 800% to $0.36 in Fourth Quarter 2009

  Fourth quarter net income increased 880% to $1.26 million, from $129 thousand in prior year, despite 6.2% decline in total revenue
  Fourth quarter gross and operating margins expand to 23.4% and 9.9%, respectively, on savings realized from product line rationalization, cost control measures and improved productivity
  Excluding onetime charges associated with product line rationalization and write-down of impaired assets, 2009 was break-even with net income of $12 thousand, or $0.00 per share; GAAP net loss was $2.0 million, or $0.58 per diluted share
  Measurably improved liquidity and strengthened balance sheet: $2.26 million in cash generated from operations in fourth quarter; $2.0 million in cash from sale of building and other assets; Line of credit paid off while cash and equivalents increased to $3.8 million

BUFFALO, N.Y.--(BUSINESS WIRE)--February 4, 2010--MOD-PAC CORP. (NASDAQ: MPAC), a manufacturer of custom and stock paper board packaging and personalized print products, today reported total revenue of $12.77 million in the fourth quarter of 2009, which ended December 31, 2009, down 6.2% compared with revenue of $13.62 million in the 2008 fourth quarter. Excluding 2008 fourth quarter specialty print and direct mail sales which was rationalized in the second quarter of 2009, total revenue grew $139 thousand, or 1.1%, compared with the 2008 fourth quarter. Solid 6% sales growth in the custom folding carton line was mostly offset by reduced sales in the stock packaging and personalized print lines which have been impacted by the weak economy.

Net income for the fourth quarter of 2009 was $1.26 million, or $0.36 per diluted share, a significant increase when compared with net income of $129 thousand, or $0.04 per diluted share, in the fourth quarter of 2008. Net income growth reflects the effectiveness of the product line rationalization which eliminated unprofitable business combined with improved productivity and cost reductions.

For the full year 2009, total revenue was relatively unchanged at $48.9 million as 13.7% growth in custom folding cartons offset the impact of six months less sales from the specialty print and direct mail product line and the decline in stock packaging and personalized print sales. Excluding 2009 and 2008 specialty print and direct mail sales, total revenue was $47.4 million for 2009, up $2.7 million, or 6.0%, when compared with $44.7 million for 2008. GAAP net loss for the year was $2.0 million, or $0.58 per diluted share. Excluding $2.0 million in onetime charges associated with the product line rationalization and the write-down of impaired assets, net income would have been $12 thousand, or $0.00 per diluted share. (See reconciliation of GAAP net income (loss) and earnings (loss) per share to adjusted net income (loss) and earnings (loss) per share in the attached table.)

Fourth Quarter 2009 Sales Review:

  Sales of folding cartons, which include custom folding cartons and stock packaging, were up 2.5%, or $0.29 million, to $12.03 million in the 2009 fourth quarter from $11.74 million in the prior year fourth quarter. Custom folding carton sales drove the product line increase.
  Custom folding carton sales for the fourth quarter of 2009 were $8.96 million, up $0.51 million, or 6.0%, from 2008 fourth quarter sales of $8.46 million. Sales growth was driven by continued sales growth with existing customers, particularly those that provide private label branded products.
  Stock packaging sales were $3.07 million in the 2009 fourth quarter, a decline of $0.22 million, or 6.6%, from $3.28 million the prior year period. The stock packaging line has been impacted by economic conditions over the last year.
  Print service sales, which are now solely comprised of personalized print, were down
  $1.15 million, or 65.9%, to $0.60 million in the 2009 fourth quarter compared with $1.75 million in the same period in 2008. Of the decline, $0.99 million was related to sales in the prior year’s fourth quarter for specialty print and direct mail. Personalized print sales declined
  $165 thousand, or 21.6%, to $0.60 million in the fourth quarter of 2009 compared with sales of $0.76 million in last year’s fourth quarter. The decrease was primarily due to current economic conditions.

Mr. Daniel G. Keane, President and CEO of MOD-PAC CORP., commented, “The rationalization of the specialty print and direct mail product line has enabled us to focus our resources on expanding our custom folding carton business. We believe our ability to provide on demand short runs of customized cartons for our customers is a cost effective means for them to address their customers changing requirements.”

Fourth Quarter Operating Results: Cost discipline and product line rationalization drove margin expansion

Gross profit for the 2009 fourth quarter was $2.98 million, or 23.4% of total revenue, compared with gross profit of $2.12 million, or 15.6% of total revenue, in the same period the prior year. The improvement in gross profit and margin was driven by the savings realized from the product line rationalization as the Company realized lower depreciation expense and decreased labor and supply costs. Also contributing to the improved margin was lower freight and utility costs and improvements in productivity.

Selling, general and administrative (SG&A) expense was down $126 thousand, or 6.7%, to $1.75 million, or 13.7% of total revenue, in the fourth quarter of 2009 when compared with $1.88 million, or 13.8% of total revenue, in the same period the prior year. The decrease was due to lower wages from the product line rationalization, reduced professional service fees, and lower bad debt expense.

Mr. David B. Lupp, Chief Operating Officer and Chief Financial Officer commented, “Having rationalized product lines and increased our focus on our core products, we are now driving a leaner, more productive operation. We have made several operational improvements that have increased our productivity enabling us to strengthen our earnings power. We believe that we can continue to build efficiencies and grow sales by targeting customers that value our quality, speed and value-based pricing.”

Adjusted earnings before interest, asset impairment, taxes, depreciation and amortization, and non-cash option expense (Adjusted EBITDA) was $2.03 million in the fourth quarter of 2009 compared with $1.23 million in the 2008 fourth quarter. The Company believes that, when used in conjunction with GAAP measures, Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of operating performance. (See the reconciliation of Net Income (loss) to Adjusted EBITDA in the attached table.)

As required by generally accepted accounting principles, in the second quarter of 2009 the Company recorded a full valuation allowance on its net deferred tax asset due to the uncertainty with respect to utilizing it in the future based on a past trend of operating losses. As a result, the effective tax rate for the fourth quarter of 2009 was 0%, compared with 43.2% for the fourth quarter of 2008. The Company has approximately $0.64 million in net operating loss carry forwards that can be applied to future income.

Liquidity: Asset sales and strong cash generation from operations increased cash on hand

Cash and cash equivalents were $3.78 million at December 31, 2009, a substantial increase compared with $0.32 million at October 3, 2009 and $0.20 million at December 31, 2008. MOD-PAC generated $2.26 million in cash from operations during the quarter from higher net income, higher non-cash depreciation and amortization expense, and decreased working capital requirements. Also, in the fourth quarter of 2009, the Company sold its Blasdell, NY facility for net proceeds of $1.4 million and assets related to the specialty print and direct mail rationalization for approximately $0.6 million.

Capital expenditures in the fourth quarter and full year of 2009 were $0.13 million and $0.98 million, respectively, compared with $0.39 million and $2.0 million, in the same periods the prior year. Capital spending was focused on equipment and system improvements. Approximately half of the capital expenditures in 2008 were for productivity and efficiency initiatives that provided a benefit to the organization in 2009. Capital expenditures are expected to be approximately $1.2 million in fiscal year 2010. Depreciation and amortization was $3.19 million in 2009 compared with $3.74 million in 2008. Lower depreciation primarily reflects a reduced asset base from the write-down of assets associated with the rationalized product line in the second quarter of 2009.

MOD-PAC has access to a $5.0 million committed line of credit with a commercial bank, which expires in March 2010. The line of credit was paid off in full in the fourth quarter of 2009, a decrease of $0.6 million from the October 3, 2009 balance, and $1.0 million from the December 31, 2008 balance. An additional $0.2 million of the line of credit was in use through standby letters of credit. The Company is currently in negotiations with several financial organizations regarding a new line of credit.

There were no shares repurchased by the Company in 2009. MOD-PAC has authorization to repurchase 75,885 shares.

Year-End Review: 13.7% growth in custom folding carton sales; Excluding one time charges achieves breakeven on flat sales

Total revenue for 2009 was flat with 2008 at $48.90 million. Net sales, excluding rent, for the same period was down slightly to $48.35 million, compared with $48.41 million in 2008. New customers and gaining additional business from existing customers drove the 13.7% growth in custom folding carton sales to $34.85 million compared with $30.65 million in the prior year. Economic conditions continued to negatively impact stock packaging and personalized print sales, which were down 7.4% to $8.95 million, and 22.4% to $3.03 million, respectively, in 2009 when compared with 2008 results.

In 2008, specialty print and direct mail had $4.19 million in sales. This product line had $1.52 million in sales during the first half of 2009.

Gross profit for 2009 was $7.38 million, or 15.1% of total revenue, up $0.65 million, or 9.7%, from gross profit of $6.72 million, or 13.8% of total revenue, in 2008. Increases in gross profit dollars and margin expansion reflect the effectiveness of rationalizing product lines and eliminating losses associated with specialty print and direct mail as well as process improvements that are driving productivity gains.

SG&A expense in 2009 decreased 4.1% to $7.55 million, or 15.4% of total revenue, compared with $7.87 million, or 16.1% of total revenue, in 2008. The decrease was due to lower professional service fees, reduced advertising, and lower bad debt expense, slightly offset by higher commission and depreciation expense.

Included in the 2009 results was $1.8 million of expense that was associated with the write-down of impaired assets due to the Company's rationalization of the specialty print and direct mail product line.

Adjusted EBITDA for 2009 was up to $3.51 million compared with $2.99 million in 2008. (See the reconciliation of Net Income (loss) to Adjusted EBITDA in the attached table.)

Mr. Lupp concluded, “We have successfully completed the turn around of our operations that provides a solid platform from which we can grow. Our strategy is to continue to further penetrate the custom folding carton market, specifically in the niche applications where our rapid turn around, high quality carton design, and responsive service address the unique needs of our customers that serve a broad variety of customers needing smaller print quantities. We are also evaluating opportunities to expand the markets served with our personalized print and stock packaging products while focusing our products and services to improve efficiencies.”

Webcast and Conference Call

The release of the financial results will be followed today by a company-hosted teleconference and webcast at 1:30 p.m. Eastern Time. During the teleconference, Daniel G. Keane, President and Chief Executive Officer, and David B. Lupp, Chief Operating Officer and Chief Financial Officer, will review the financial and operating results for the period and discuss MOD-PAC CORP.’s corporate strategy and outlook. A question-and-answer session will follow.

The MOD-PAC conference call can be accessed the following ways:

  The live webcast can be found at http://www.modpac.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.
  The teleconference can be accessed by dialing (201) 689-8562 and requesting Conference ID Number 340781 approximately 5 - 10 minutes prior to the call.

The archived webcast will be at http://www.modpac.com. A transcript will also be posted once available. A replay can also be heard by calling (201) 612-7415 and entering conference ID number 340781 and account number 3055. The telephonic replay will be available from 4:30 p.m. Eastern Time the day of the teleconference through 11:59 p.m. Eastern Time on February 11, 2010.

ABOUT MOD-PAC CORP.

MOD-PAC CORP. is a high value-added, on demand print services firm providing products and services in two product categories: folding cartons and personalized print. Within folding cartons, MOD-PAC provides CUSTOM FOLDING CARTONS for branded and private label consumer products in the food and food service, healthcare, medical and automotive industries. The Company also offers a line of STOCK PACKAGING primarily to the retail confectionary industry. MOD-PAC’s PERSONALIZED PRINT product line is a comprehensive offering for consumer and corporate social occasions.

MOD-PAC’s strategy for growth is to leverage its capabilities to innovate and aggressively integrate technology into its production operations providing cost-effective solutions for its customers. Through its large, centralized facility, the Company has captured significant economies of scale by channeling large numbers of small-to-medium-sized orders through its operations due to its rapid order change out skills. Applying its lean manufacturing processes coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with quick turn around times relative to industry standards.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com.

Safe Harbor Statement: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC’s annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW.

MOD-PAC CORP. CONSOLIDATED INCOME STATEMENT DATA
(unaudited)

(in thousands except per share data)
	Three months ended		Year ended
	12/31/2009	12/31/2008	12/31/2009	12/31/2008
Revenue
Product sales	$12,626	$13,490	$48,353	$48,412
Rent	144	130	543	486
Total Revenue	12,770	13,620	48,896	48,898
Cost of products sold	9,786	11,499	41,518	42,174
Gross profit	2,984	2,121	7,378	6,724
Gross profit margin	23.4%	15.6%	15.1%	13.8%
Selling, general and administrative expense	1,750	1,876	7,549	7,870
(Write-up) Write-down of impaired assets	(36)	0	1,772	0
Income (Loss) from operations	1,270	245	(1,943)	(1,146)
Operating margin	9.9%	1.8%	-4.0%	-2.3%
Interest expense, net	51	63	245	266
Other income	45	45	88	138
Income (Loss) before taxes	1,264	227	(2,100)	(1,274)
Income tax expense (benefit)	0	98	(118)	(379)
Net income (loss)	$1,264	$129	$(1,982)	$(895)

Basic earnings (loss) per share:	$0.37	$0.04	$(0.58)	$(0.26)
Diluted earnings (loss) per share:	$0.36	$0.04	$(0.58)	$(0.26)

Weighted average diluted shares outstanding	3,534	3,450	3,430	3,434
MOD-PAC CORP. PRODUCT LINE REVENUE DATA (unaudited)
($, in thousands)
	Three Months Ended		%	Year Ended		%	2009 % of
	12/31/2009	12/31/2008	change	12/31/2009	12/31/2008	change	Total
FOLDING CARTONS
Custom folding cartons	$8,963	$8,458	6.0%	$34,851	$30,647	13.7%	72.1%
Stock packaging	3,065	3,280	-6.6%	8,953	9,672	-7.4%	18.5%
Folding cartons subtotal	12,028	11,738	2.5%	43,804	40,319	8.6%	90.6%

PRINT SERVICES
Specialty print & direct mail	0	989	-100.0%	1,519	4,190	-63.7%	3.1%
Personalized	598	763	-21.6%	3,030	3,903	-22.4%	6.3%
Print services subtotal	598	1,752	-65.9%	4,549	8,093	-43.8%	9.4%

Total product revenue	$12,626	$13,490	-6.4%	$48,353	$48,412	-0.1%	100.0%

MOD-PAC CORP. CONSOLIDATED BALANCE SHEET DATA

	(dollars in thousands)
	December 31, 2009	December 31, 2008
	(Unaudited)
Current assets:
Cash and cash equivalents	$3,780	$200
Trade accounts receivable, net of allowance
of $155 in 2009 and $170 in 2008	4,820	4,750
Inventories	4,258	4,313
Prepaid expenses	297	357
Total current assets	13,155	9,620

Property, plant and equipment, at cost	63,678	68,707
Less accumulated depreciation	(48,262)	(47,116)
Net property, plant and equipment	15,416	21,591
Assets held for sale	171	-
Other assets	459	1,340
Totals assets	$29,201	$32,551

Current liabilities:
Current maturities of long-term debt	$202	$168
Accounts payable	2,567	3,222
Accrued expenses	803	581
Total current liabilities	3,572	3,971

Line of credit	-	1,000
Long-term debt	2,292	2,413
Other liabilities	38	37
Deferred income taxes	-	118
Total liabilities	$5,902	$7,539

Shareholders' equity:
Common stock, $.01 par value
Authorized 20,000,000 shares, issued
3,453,863 in 2009, 3,439,347 in 2008	35	34
Class B common stock, $.01 par value
Authorized 5,000,000 shares, issued
628,385 in 2009, 641,482 in 2008	6	7
Additional paid-in capital	2,654	2,385
Retained earnings	26,819	28,801
	29,514	31,227
Less treasury shares, at cost 650,698 in
2009 and 2008	(6,215)	(6,215)
Total shareholders' equity	23,299	25,012
Total liabilities and shareholders’ equity	$29,201	$32,551

MOD-PAC CORP. CONSOLIDATED STATEMENT OF CASH FLOWS

	(dollars in thousands)
	(Unaudited)
	Year Ended
	December 31, 2009	December 31, 2008
Cash flows from operating activities:
Net loss	$(1,982)	$(895)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,188	3,737
Provision for doubtful accounts	20	108
Stock option compensation expense	265	256
Deferred income taxes	(118)	(381)
Net write-down of impaired assets	1,772	-
Loss (Gain) on disposal of assets	15	(54)
Cash flows from changes in operating assets and liabilities
Accounts receivable	(90)	(602)
Inventories	55	(772)
Prepaid expenses	60	(98)
Other liabilities	1	(232)
Accounts payable	(655)	310
Accrued expenses	222	(234)

Net cash provided by operating activities	2,753	1,143

Cash flows from investing activities:
Proceeds from the sale of assets	2,190	125
Proceeds from the cash surrender value of officers' life insurance policies	857	-
Change in other assets	(78)	(80)
Capital expenditures	(975)	(1,993)

Net cash provided by (used in) investing activities	1,994	(1,948)

Cash flows from financing activities:
Principal payments on long-term debt	(171)	(118)
(Decrease) increase in line of credit	(1,000)	600
Proceeds from loans	-	580
Proceeds from issuance of stock	4	-
Purchase of treasury stock	-	(150)
Deferred financing fees	-	(5)

Net cash (used in) provided by financing activities	(1,167)	907

Net increase in cash and cash equivalents	3,580	102

Cash and cash equivalents at beginning of year	200	98

Cash and cash equivalents at end of period	$3,780	$200

MOD-PAC CORP. Reconciliation between GAAP Net Income (Loss) and Adjusted Net Income (Loss)

(in thousands)	Three Months Ended		Year Ended
	12/31/2009	6/28/2008	12/31/2009	12/31/2008

GAAP Net Income (Loss)	$ 1,264	$ 129	$ (1,982)	$(895)

(Write-up) Write-down of impaired assets	(36)	0	1,772	0
Workforce reduction	0	0	65	0
Change in useful life of assets	0	0	40	0
Other rationalization charges	0	0	117	0
Total one-time charges	(36)	0	1,994	0

Adjusted Net Income (Loss)	$ 1,228	$ 129	$ 12	$(895)

MOD-PAC CORP. Reconciliation between GAAP Diluted Earnings (Loss) per Share and Adjusted Diluted Earnings (Loss) Per Share

	Three Months Ended		Year Ended
	12/31/2009	12/31/2008	12/31/2009	12/31/2008

GAAP Diluted Earnings (Loss) Per Share	$ 0.36	$ 0.04	$(0.58)	$(0.30)

(Write-up) Write-down of impaired assets	(0.01)	0	0.52	0
Workforce reduction	0	0	0.02	0
Change in useful life of assets	0	0	0.01	0
Other rationalization charges	0	0	0.03	0
Total one-time charges	(0.01)	0	0.58	0

Adjusted Diluted Earnings (Loss) Per Share	$ 0.35	$ 0.04	$0.00	$(0.30)

MOD-PAC CORP. Reconciliation between GAAP Net Income or Loss and Adjusted EBITDA

(in thousands)	Three Months Ended		Year Ended
	12/31/2009	12/31/2008	12/31/2009	12/31/2008

GAAP Net Income (Loss)	$1,264	$129	$(1,982)	$(895)

Interest	51	63	245	266
Write-down of impaired assets	0	0	1,912	0
Taxes	0	98	(118)	(379)
Depreciation and amortization	658	887	3,188	3,737
Stock-based compensation	55	49	265	256

Adjusted EBITDA	$2,028	$1,226	$3,510	$2,985

Adjusted EBITDA = earnings before interest, asset impairment, taxes, depreciation and amortization and non-cash option expense.

CONTACT:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
Dpawlowski@keiadvisors.com